Exhibit 99.1
CEREPLAST REPORTS RECORD FOURTH QUARTER AND FULL YEAR 2010 RESULTS
2010 Revenue Increases 133% from 2009 to $6.3 Million
Fourth Quarter Revenue Surges 547%
Reiterates 2011 Annual Revenue Target of $24 to 32 Million
EL SEGUNDO, Calif., March 31, 2011 — Cereplast, Inc. (NASDAQ: CERP), a leading manufacturer of proprietary bio-based, compostable and sustainable plastics, today announced financial results for its 2010 fourth quarter and full year, ended December 31, 2010.
Cereplast reported revenues for the fourth quarter of 2010 of $3.9 million, an increase of 547% compared to fourth quarter 2009. For the year ended December 31, 2010, the Company reported net revenue of $6.3 million, an increase of 133% compared to the previous year and a reduced net loss per share of $0.63 or $7.5 million.
“Our strong fourth quarter and full year 2010 results were due to robust growth in demand for Cereplast resin across the globe,” said Frederic Scheer, Cereplast Chairman and Chief Executive Officer. “A key driver for the surge in demand for bioplastics has been governmental policy sweeping across Europe toward protecting and preserving the environment, evidenced by the ban on petroleum-based plastic bags in Italy that went into effect early this year. In a number of European countries, the law now requires plastic bag distributors to find alternative materials, like bioplastics, to manufacture disposable bags. With 60 to 100 million barrels of oil used each year for the manufacturing of plastic bags, a burgeoning opportunity for the bioplastics market has emerged as consumers and manufacturers move toward “greener” products, packaging and practices.”
Scheer continued, “We remain confident that with our business strategy and our increasing market penetration in Europe, Cereplast will reach its revenue target of $24 to $32 million this year, a projected 300% to 400% increase from 2010.”

Fourth Quarter and Full Year Financial Highlights
•	Record fourth quarter revenues increase 547% to $3.9 million, compared to sales of $602,000 in the fourth quarter of 2009
•	Record 2010 annual sales increase 133% to $6.3 million, compared to sales of $2.7 million in 2009
•	Record gross profit of $1.1 million for 2010, compared to $338,000 in 2009
•	Gross margins for the year improved to 17% from 12% in 2009
•	Cash and cash equivalents were $2.4 million at December 31, 2010
•	Secured $5 million in capital in the fourth quarter to support the Company’s growth and expansion
•	Subsequent to the close of the year, the Company secured an additional $12 million in growth capital through a private placement
Fourth Quarter and Full Year Operational Highlights
•	Current Product Markets and Customers: During the fourth quarter, Cereplast opened a new European headquarters in Germany to provide its growing roster of European based clients with regional support, as well as provide the Company with an effective platform to grow its European operations. Cereplast is actively exploring options for local manufacturing in Europe to support the exponential growth in demand for bioplastic materials to replace traditional petroleum-based plastics.
•	Product Development Advances: The Company’s upgraded application development and resin-testing laboratory became fully operational in Q4 2010, enabling Cereplast to conduct all standard product development and qualification testing in-house, bringing more efficiency and speed to the development cycle for new resin and enhancing the technical support to customers.
•	Production Improvements: During the fourth quarter, we continued to work to improve efficiency in the plant installing new equipment on our production lines. This improved plant automation will allow for higher output with a lower level of labor. Additionally, the Company has ordered the necessary auxiliary equipment to make the rail spur it installed in the third quarter of 2010 operational by mid-2011.
Fourth Quarter 2010 Financial Results
Revenues for the fourth quarter ended December 31, 2010 increased 547% to $3.9 million compared to $602,000 in the fourth quarter last year. The year-over-year increase was primarily due to the significant growth in order flow associated with an increasing demand for bioplastic resin from existing and new customer contracts with European manufacturers.

Gross profit in the fourth quarter increased a staggering 620% to $425,000 compared to gross profits of $59,000 for the fourth quarter last year. As a percentage of net sales, gross profit margin increased to 10.9% in the fourth quarter of 2010, compared to 9.8% in the fourth quarter last year.
Net loss for the fourth quarter was $1.8 million, or a loss of $0.14 per share, compared to a net loss of $1.8 million, or a loss of $0.21 per share for the same quarter a year ago.
2010 Full Year Financial Results
Revenues for the 2010 fiscal year ended December 31, 2010 increased 133% to a record $6.3 million compared to revenues of $2.7 million for fiscal 2009. The sales increase for the period was attributable to volume increases associated with both existing customer contracts and new contracts entered into during the third and fourth quarters of 2010 with European customers. Gross margin increased to 17%, compared to 12% for 2009. The increase is primarily due to cost savings from the Company’s new facility and increased production efficiencies on higher production volumes. Net loss for fiscal 2010 was $7.5 million, or a loss of $0.63 per share, compared to a net loss of $6.1 million, or a loss of $0.75 per share, in 2009.
Balance Sheet
As of December 31, 2010, the Company had cash and cash equivalents of $2.4 million, compared to $1.3 million as of December 31, 2009 and working capital of $5.2 million. The net increase in unrestricted cash is attributable principally to funds received through successful private placements, sale of shares made pursuant to an effective Registration Statement on Form S-3 and venture loan proceeds. Stockholders’ equity as of December 31, 2010 was $6.9 million, an increase of 33% from stockholders’ equity of $5.2 million as of December 31, 2009. Net cash used in operating activities for the fiscal 2010 year ended December 31, 2010 was $6.8 million, up from $2.8 million in fiscal 2009. The increase in cash used for operating activities was primarily a result of an increase in accounts receivable and inventory amounts reflecting the significant increase in sales growth in 2010 compared to 2009.
Financial Guidance
The Company reiterates its 2011 annual revenue target of $24 to $32 million, a projected 300% to 400% increase over 2010.
Conference Call
The Company will conduct a conference call and live webcast at 2:00 p.m. Pacific Time (5:00 p.m. ET) on Thursday, March 31, 2011, to discuss its 2010 fourth quarter and full year financial results. Participating in the call will be Mr. Frederic Scheer, Chairman and Chief Executive Officer of Cereplast and Heather Sheehan, Chief Financial Officer.

To join the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 877-312-5508. International callers should dial 253-237-1135. A live webcast and archive of the call will also be available on the Investor Relations section of Cereplast’s website at www.cereplast.com. If you are unable to participate in the call at this time, a telephonic replay will be available for three days starting two hours after the conclusion of the call. To access the telephonic replay, dial 800-642-1687, international callers dial 706-645-9291, and enter the Conference ID, 54879601.
About Cereplast, Inc.
Cereplast, Inc. (NASDAQ: CERP) designs and manufactures proprietary bio-based, sustainable plastics which are used as substitutes for petroleum-based plastics in all major converting processes — such as injection molding, thermoforming, blow molding and extrusions — at a pricing structure that is competitive with petroleum-based plastics. On the cutting-edge of bio-based plastic material development, Cereplast now offers resins to meet a variety of customer demands. Cereplast Compostables® Resins are ideally suited for single use applications where high bio-based content and compostability are advantageous, especially in the food service industry. Cereplast Sustainables™ Resins combine high bio-based content with the durability and endurance of traditional plastic, making them ideal for applications in industries such as automotive, consumer electronics and packaging. Learn more at www.cereplast.com.
Safe Harbor Statement
Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.
- Financial Tables Follow -

CEREPLAST, INC.
CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	12/31/2010	12/31/2009

ASSETS
Current Assets
Cash	$2,391	$1,306
Accounts Receivable, Net	5,289	325
Inventory, Net	1,392	847
Prepaid Expenses	65	215

Total Current Assets	9,137	2,693

Property and Equipment
Property and Equipment	5,564	5,416
Accumulated Depreciation and Amortization	(2,213)	(1,520)

Net Property and Equipment	3,351	3,896

Other Assets
Restricted Cash	43	—
Deferred Loan Costs	266	—
Intangibles, Net	173	184
Deposits	14	89

Total Other Assets	496	273

Total Assets	$12,984	$6,862

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$2,566	$989
Other Payables	1	1
Accrued Expenses	1,251	604
Capital Leases, Current Portion	9	25
Loan Payable, Current Portion	149	53

Total Current Liabilities	3,976	1,672

Long-Term Liabilities
Loan Payable	2,119	9

Total Long-Term Liabilities	2,119	9

Total Liabilities	6,095	1,681

Shareholders’ Equity
Preferred Stock, $0.001 Par Value; 5,000,0000 Authorized Preferred Shares , zero outstanding	—	—
Common Stock, $0.001 Par Value; 495,000,000 Authorized Shares; 12,992,195 Shares & 9,825,476 Shares Issued and Outstanding, Respectively	13	10
Additional Paid in Capital	49,737	40,578
Retained Earnings/(Deficit)	(42,933)	(35,444)
Other Comprehensive Income	72	37

Total Shareholders’ Equity	6,889	5,181

Total Liabilities and Shareholders’ Equity	$12,984	$6,862

See accompanying notes to consolidated financial statements.

CEREPLAST, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME

(In thousands, except per share data)

	Year Ended	Year Ended
	12/31/2010	12/31/2009

GROSS SALES	$6,416	$2,751
Sales Discounts, Returns & Allowances	(72)	(12)

NET SALES	6,344	2,739

COST OF SALES	5,247	2,401

GROSS PROFIT	1,097	338

OPERATING EXPENSES
Depreciation and Amortization	803	538
Marketing Expense	1,789	371
Professional Fees	867	728
Rent Expense	425	550
Research and Development	447	313
Salaries & Wages	1,721	1,709
Salaries & Wages — Stock Based Compensation	490	274
Other Operating Expenses	1,443	1,231

TOTAL OPERATING EXPENSES	7,985	5,714

LOSS FROM OPERATIONS BEFORE OTHER INCOME (EXPENSES)	(6,888)	(5,376)

OTHER INCOME (EXPENSES)
Restructuring Costs	(586)	(449)
Loss on Settlement of Litigation	—	(67)
Loss on Sale of Equipment	—	(172)
Interest Income	2	21
Interest Expense	(17)	(29)

TOTAL OTHER INCOME (EXPENSES)	(601)	(696)

LOSS BEFORE PROVISIONS FOR TAXES	(7,489)	(6,072)

Provision for Taxes	—	—

NET LOSS	(7,489)	(6,072)

OTHER COMPREHENSIVE INCOME
Gain on Foreign Currency Translation	35	8

TOTAL COMPREHENSIVE LOSS	$(7,454)	$(6,064)

BASIC AND DILUTED LOSS PER SHARE	$(0.63)	$(0.75)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING BASIC AND DILUTED	11,779,087	8,044,487

See accompanying notes to consolidated financial statements.

CEREPLAST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except share data)

	Year Ended	Year Ended
	12/31/2010	12/31/2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,489)	$(6,072)
Adjustment to Reconcile Net Loss to Net Cash Used in Operating Activities
Depreciation and Amortization	803	538
Reserve for Inventory Obsolescence	—	(132)
Allowance for Doubtful Accounts	32	5
Loss on Sale of Equipment	—	172
Loss on Disposal of Leasehold Improvements Due to Restructuring	14	—
Common Stock Issued for Services, Salaries & Wages	1,407	712
Amortization of Debt Discount	2	—
Loss on Settlement of Litigation	—	67
(Increase) Decrease in:
Accounts Receivable	(4,992)	(50)
Deferred Loan Costs	(130)	—
Inventory	(543)	1,123
Deposits	75	(44)
Prepaid Expenses	149	1,026
Restricted Cash	(43)	49
Intangibles	(2)	(19)
Increase (Decrease) in:
Accounts Payable	1,578	88
Accrued Expenses	511	(226)
Other Payables	—	(32)

NET CASH USED IN OPERATING ACTIVITIES	(8,628)	(2,795)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Property and Equipment, and Intangibles	(263)	(18)
Proceeds from Sale of Equipment	—	4

NET CASH USED IN INVESTING ACTIVITIES	(263)	(14)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on Capital Leases	(25)	(53)
Payments from Notes Payable	(59)	(4)
Proceeds on Loan Payable, Net of Loan Costs	2,520	(37)
Proceeds from Issuance of Common Stock and Subscription Receivable	7,505	4,196
Stock Offering Costs	—	(496)

NET CASH PROVIDED BY FINANCING ACTIVITIES	9,941	3,606

FOREIGN CURRENCY TRANSLATION	35	8

NET INCREASE (DECREASE) IN CASH	1,085	805

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,306	501

CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,391	$1,306

During the year ended December 31, 2010 the Company issued 2,137,642 shares in exchange for net proceeds of $6,216 pursuant to an effective Registration Statement on Form S-3 and 705,000 shares for net cash proceeds of $1,289 in a private placement. During the year ended December 31, 2009 the Company issued 1,948,170 shares in exchange for gross proceeds of $3,896 under private placements, 114,207 shares in exchange for net proceeds of $300 pursuant to a Periodic Equity Investment Agreement, and 125,000 shares in fulfillment of subscription payable of $250.
SUPPLEMENTAL SCHEDULE OF NON-CASH TRANSACTIONS
During the year ended December 31, 2010, the Company issued 31,250 shares valued at $125 for fees associated with an early lease termination, 12,500 shares valued at $50 for board member services, 153,802 shares valued at $782 for professional services and rent and 20,162 shares of common stock valued at $75 pursuant to a settlement agreement and 104,785 shares valued at $375 to employees for services. During the year ended December 31, 2009 the Company issued 212,400 shares valued at $860 for services to directors and employees and 318,590 shares valued at $1,301 for prepaid services and debt repayment to third parties. 61,250 shares of restricted common stock valued at $213 were issued to one of our shareholders in repayment of a convertible shareholder loan and 17,500 shares of restricted stock valued at $67 were issued under the terms of a litigation settlement. The Company also recognized $(259) of net expense related to vesting of employee stock options for the same period.

Contacts:

Cereplast, Inc.	MKR Group, Inc.
Nicole Cardi	Investor Relations
(310) 615-1900 x154	Charles Messman or Todd Kehrli
ncardi@cereplast.com	(323) 468-2300
cerp@mkr-group.com
# # #